For Immediate Release
---------------------


                       TANDYCRAFTS, INC. BREAKS GROUND ON
              NEW FRAME MANUFACTURING FACILITY IN DURANGO, MEXICO

FT. WORTH, Texas (November 11, 1998) -- TANDYCRAFTS, INC. (NYSE: "TAC"), a manufacturer, wholesaler and retailer of specialty consumer and business products, today announced that construction has begun on a new production facility for its Pinnacle Art & Frame division in Durango, Mexico. Pinnacle Art and Frame is one of the world's leading manufacturer of frames, framed art and mirrors.

In a recent groundbreaking ceremony attended by His Excellency Guerrero Mier, the Governor of Durango, and Hernandez Deras, Mayor of the City of Durango, Tandycrafts initiated construction of a $2.8 million manufacturing plant on a 27-acre site which is owned by the Company. Initial plans call for a 150,000 square-foot production facility on six acres, leaving substantial land available for future expansion.

"This manufacturing plant represents a strategic investment by Tandycrafts which is designed to enhance Pinnacle's competitive position within the frame and wall decor market," stated Michael J. Walsh, President and Chief Executive Officer of Tandycrafts, Inc. "The facility, which should begin operating in the Spring of 1999, will allow Pinnacle to expand its production capacity on a very cost-effective basis. Total cost of the construction project should approximate $2.8 million, and we expect to realize an impressive return on our investment through increased production, reductions in overtime expenses, and improved manufacturing efficiencies."

"We determined that Durango, with its proximity to the U. S. cities of Laredo and El Paso, its access to regional timber production, a well-developed infrastructure, and a growth-oriented government, offered an ideal location for the new facility," continued Walsh. "The plant will be managed by Dieter Beick Schuett, who has lived in Mexico for over 28 years and has more than nine years' experience in building and managing production facilities in the frame and wall decor industry."

Tandycrafts, Inc. manufactures, distributes and/or retails consumer and business products through four distinct product-related divisions: Frames and Wall Decor, Leather and Crafts, Office Supplies, and Novelties and Promotional. Its products are marketed and sold through various channels, including direct-to-consumer (e.g., retail stores, mail order, the Internet) and wholesale distribution (e.g., direct sales force, telemarketing, outside sales representatives). The Company is headquartered in Ft. Worth, Texas and its common stock is listed on the New York Stock Exchange under the ticker symbol "TAC".

     THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS "BELIEVE", "ESTIMATE", "PROJECT", "EXPECT" OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

                    For further information, please contact:

             James Allen, Chief Financial Officer at (817) 551-9600
                                       or
      R. Jerry Falkner, CFA, Investor Relations Counsel at (800) 377-9893